EXHIBIT 5.1

Opinion of Blank Rome LLP

September 7, 2007

GSI Commerce, Inc.

935 First Avenue

King of Prussia, PA 19406

Re:	GSI Commerce, Inc. Registration Statement on Form S-8

Gentlemen:

We have acted as counsel to GSI Commerce, Inc. (the “Company”) in connection with the preparation of the Registration Statement on Form S-8 (“Registration Statement”) to be filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the offer and sale of up to 3,000,000 shares (the “Shares”) of common stock, par value $.01 per share (“Common Stock”), by the Company pursuant to the Company’s 2005 Equity Incentive Plan, as amended (the “Plan”). This opinion is furnished pursuant to the requirements of Item 601(b)(5) of Regulation S-K.

Although as counsel to the Company we have advised the Company in connection with matters referred to us by the Company, our services are limited to specific matters so referred. Consequently, we do not have knowledge of other transactions in which the Company has engaged or its day-to-day operations.

In rendering this opinion, we have examined the following documents: (i) the Company’s Amended and Restated Certificate of Incorporation and Bylaws, each as amended as of the date hereof; (ii) resolutions of the Company’s Board of Directors and stockholders; (iii) the Registration Statement; and (iv) the Plan. We have not made any independent investigation in rendering this opinion other than the document examination described. We have assumed and relied, as to questions of fact and mixed questions of law and fact, on the truth, completeness, authenticity and due authorization of all documents and records examined and the genuineness of all signatures. In rendering this opinion, we have assumed that (i) at the time of issuance of any Shares, there shall be a sufficient number of duly authorized and unissued shares of Common Stock to accommodate such issuance; and (ii) the per share consideration received by the Company in exchange for the issuance of any Shares shall not be less than the par value per share of the Company’s Common Stock.

This opinion is limited to the laws of the State of Delaware.

Based upon and subject to the foregoing, we are of the opinion that the Shares which are being offered by the Company pursuant to the Plan and the Registration Statement, when sold in the manner and for the consideration contemplated by the Plan and the Registration Statement, will be validly issued, fully paid and non-assessable.

GSI Commerce, Inc.

September 7, 2007

This opinion is given as of the date hereof. We assume no obligation to update or supplement this opinion to reflect any facts or circumstances which may hereafter come to our attention or any changes in laws which may hereafter occur.

This opinion is strictly limited to the matters stated herein and no other or more extensive opinion is intended, implied or to be inferred beyond the matters expressly stated herein.

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

/s/ BLANK ROME LLP